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Taylor Capital Reports Net Income of
$21.5 Million for the Fourth Quarter of 2012

Earnings per share of $0.65, up 33% from the third quarter

CHICAGO, IL - January 24, 2013 - Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the parent company of Cole Taylor Bank (the “Bank”), today reported results for the fourth quarter of 2012 and for the full year 2012.

FULL YEAR 2012 HIGHLIGHTS

Reported income before taxes of $103.6 million for 2012, up from $18.0 million in 2011

•
Net income for 2012 was $61.9 million, compared to $91.1 million for 2011. The 2011 results included after tax income of $73.2 million resulting from the reversal of a valuation allowance on the Company's net deferred tax asset

•
Earnings per diluted share were $1.79 for 2012 compared to $3.45 per diluted share for 2011. Excluding the favorable impact of the reversal of the valuation allowance, 2011 loss per diluted share was $0.08

•	Revenue(1) increased to $299.6 million for 2012, up $119.4 million or 66%

•	Net interest margin on a tax equivalent basis increased by nine basis points to 3.25% for 2012 from 3.16% for 2011

•	Mortgage banking revenue increased to $125.5 million, up $105.1 million or 516%

•	Commercial and industrial loans grew $164.4 million, or 11.5% for the year

•	Core deposits grew $714.3 million, or 39% for the year

•	Service charges increased 18%

Credit quality indicators improved in 2012, including a 42.3% reduction in nonperforming loans

•	Nonperforming loans were $59.5 million and 1.88% of total loans at December 31, 2012, down from $103.1 million and 3.52% of total loans at December 31, 2011

•	The allowance for loan losses as a percent of nonperforming loans was 138.1% at December 31, 2012, up from 100.7% at December 31, 2011

•	At December 31, 2012, commercial criticized and classified loans(2) totaled $131.6 million, down from $182.6 million at December 31, 2011

FOURTH QUARTER 2012 HIGHLIGHTS

Reported earnings per diluted share of $0.65 in the fourth quarter of 2012, up from $0.49 per diluted share in the third quarter of 2012

•	Revenue increased to a record $91.0 million for the fourth quarter of 2012, up $6.5 million or 8% from the third quarter of 2012

•	Net interest margin on a tax equivalent basis increased by seven basis points to 3.28% for the fourth quarter of 2012 from 3.21% for the third quarter

•	Mortgage banking revenue increased to $44.3 million, up $3.6 million or 9% over the third quarter

•	Mortgage origination volume increased to $1.95 billion, up 41% from the third quarter

•	Commercial and industrial loans grew $53.3 million, or 3.5% in the fourth quarter

•	Core deposits grew by $95.2 million in the fourth quarter of 2012 to $2.54 billion

•	A $100 million preferred stock offering was completed

Key credit quality indicators for the fourth quarter of 2012 were as follows:

•	Nonperforming loans were $59.5 million and 1.88% of total loans at December 31, 2012, down 4.1% from $62.1 million and 2.01% of total loans at September 30, 2012

•	The allowance for loan losses as a percent of nonperforming loans was 138.1% at December 31, 2012, up from 128.3% at September 30, 2012

•	At December 31, 2012, commercial criticized and classified loans totaled $131.6 million, up from $114.7 million at September 30, 2012

“Our results for 2012 have reinforced the value of our dual strategy of focusing on the fundamentals while continuing to diversify our revenue sources,” said Mark A. Hoppe, President and Chief Executive Officer of Taylor Capital Group. “Pre-tax, pre-provision operating earnings of $120.5 million for the year were up 66% from 2011, and were at a record level for the fourth quarter. Cole Taylor Mortgage had an outstanding year and quarter. Fourth quarter origination volume of nearly $2 billion was up 41% from the third quarter, while the mortgage servicing portfolio increased 37% to $8.5 billion. Our efforts in the banking segment to add new commercial business were also very successful during 2012, as commercial and industrial loans increased more than 11% for the year and core deposits increased 39%.”

“As we grow and diversify the business, we have continued our emphasis on improving asset quality and further strengthening our capital. The ratio of nonperforming assets to total assets at the end of the year improved to 1.44%, down from 2.96% a year ago, while the Company's Tier 1 capital ratio at year end increased by approximately 300 basis points from the end of 2011. The Company's strong performance in 2012 enabled us to make investments for further diversification and expansion in our lines of business and facilitated the completion of a $100 million preferred stock offering in the fourth quarter, which will help to support our growth in 2013 and beyond.” Hoppe concluded.

FULL YEAR 2012 AND FOURTH QUARTER 2012 PERFORMANCE OVERVIEW

Results of Operations - Full Year 2012

Revenue

For 2012, revenue was $299.6 million, up 66.3% from $180.2 million for 2011.

Net interest income was $149.9 million for 2012, up 11.5% from $134.4 million for 2011. The increase in net interest income was the result of lower funding costs driven by deposit repricing and favorable shifts in the funding mix and increased balances of loans held for sale, partially offset by lower yields on investment securities. Net interest margin on a tax equivalent basis was 3.25% for 2012, up from 3.16% for 2011. The increase in net interest margin was the result of reduced funding costs, partially offset by lower earning asset yields.

Noninterest income, excluding gains and losses on investment securities and derivative termination expense, was $149.7 million for 2012, up 227% from $45.8 million for 2011. This increase was due primarily to higher mortgage banking revenue, which increased from $20.4 million in 2011 to $125.5 million in 2012 resulting from growth in mortgage originations and increased mortgage servicing. Service charges increased 18% from $11.5 million in 2011 to $13.5 million in 2012 due to pricing adjustments which began in the first quarter of 2012, the introduction of new products and new customers. Other derivative income decreased from $7.0 million in 2011 to $4.3 million in 2012 primarily due to a decrease in the volume of customer swap transactions and related fee income.

Noninterest Expense

Noninterest expense, excluding nonperforming asset expense and early extinguishment of debt expense, was $179.1 million in 2012, up from $107.7 million for 2011. Salaries and employee benefits increased from $64.7 million in 2011 to $124.9 million in 2012 due to an increase of 300 headcount or 47% in 2012 and an increase in performance-based incentive compensation both primarily related to growth of Cole Taylor Mortgage. Loan expense increased from $3.0 million in 2011 to $6.8 million in 2012 primarily due to an increase in mortgage originations at Cole Taylor Mortgage. Outside services increased from $2.1 million in 2011 to $3.9 million in 2012 primarily due to an increase in sub-servicing expense resulting from growth in the mortgage servicing portfolio.

Income Tax Expense

Income tax expense was $41.7 million for 2012, compared to an income tax benefit of $73.1 million in 2011. The income tax benefit in 2011 was almost entirely due to the income tax benefit that resulted from the reversal of the $73.2 million valuation allowance on the Company's net deferred tax asset.

Results of Operations - Fourth Quarter 2012

Revenue

Revenue totaled $91.0 million for the fourth quarter of 2012, compared to $84.4 million for the third quarter of 2012, a 7.8% increase.

Net interest income increased to $40.5 million for the fourth quarter of 2012, up from $37.2 million for the third quarter of 2012, due to interest income from an increase in loans held for sale and lower interest costs on subordinated notes as a result of the prepayment of $60 million of the Bank's 10% subordinated notes in the third quarter. The tax equivalent net interest margin increased seven basis points, from 3.21% for the third quarter of 2012 to 3.28% for the fourth quarter of 2012, primarily as a result of lower interest costs on the subordinated notes, partially offset by an increase in the lower-yielding held for sale portfolio.

Noninterest income, excluding investment security gains and losses, was $50.5 million for the fourth quarter of 2012, compared to $47.3 million for the third quarter of 2012. The increase was primarily due to a $3.6 million increase in mortgage banking revenue driven by an increase in net servicing revenue as the mortgage servicing portfolio increased 37% and an increase in loan originations of 41% in the fourth quarter of 2012.

Noninterest Expense

Noninterest expense, excluding nonperforming asset expense and early extinguishment of debt expense, was $52.4 million for the fourth quarter of 2012, compared to $51.6 million for the third quarter of 2012. The increase is primarily due to volume-related loan and sub-servicing expense at Cole Taylor Mortgage. Partially offsetting these increases, salaries and employee benefits decreased from $37.0 million in the third quarter of 2012 to $36.0 million. The decrease in these expenses was primarily due to lower performance-based incentive compensation expense, partially offset by an increase in salary costs related to an increase of 46 headcount or 11% at Cole Taylor Mortgage.

Credit Quality - Full Year 2012

Loan Portfolio Performance and Credit Quality

Significant asset quality improvement was achieved during 2012. Nonperforming loans declined by $43.6 million, or 42.3%, from $103.1 million at year end 2011 to $59.5 million at year end 2012. The two largest reductions were a $26.2 million decrease in nonperforming commercial and industrial nonaccrual loans and a

$20.6 million decline in secured commercial real estate nonaccrual loans primarily due to payoffs and other remediation efforts.

Other real estate owned (“OREO”) was $24.3 million at December 31, 2012, compared to $35.6 million at December 31, 2011. Total nonperforming assets were $83.8 million at December 31, 2012, down from $138.7 million at December 31, 2011 as sales and write downs exceeded new additions. The amount of nonperforming loans declined due to payoffs, loan workouts and other remediation efforts. Nonperforming assets to total assets were 1.44% at December 31, 2012, down from 2.96% at December 31, 2011.

Commercial criticized and classified loans were $131.6 million at December 31, 2012, down 27.9% from $182.6 million at December 31, 2011. These improvements are the result of significant nonperforming asset resolutions, combined with a slowdown in both migrations to nonperforming status and inflows to criticized and classified status.

Allowance and Provision for Loan Losses

The allowance for loan losses declined to $82.2 million at December 31, 2012, from $103.7 million at December 31, 2011, as credit quality trends continued to improve as demonstrated by declines in nonperforming loans. The decline in the allowance for loan losses resulted from net charge-offs exceeding the provision for loan losses. The allowance for loan losses as a percent of nonperforming loans increased to 138.1% at December 31, 2012, from 100.7% at December 31, 2011. For 2012, the provision for loan losses was $9.6 million, down from $49.3 million in 2011.

Credit Quality - Fourth Quarter 2012

Loan Portfolio Performance and Credit Quality

Total commercial criticized and classified loans increased $16.9 million to $131.6 million at December 31, 2012, compared to $114.7 million at September 30, 2012, primarily due to an increase in loans classified as special mention.

Nonperforming loans declined to $59.5 million at December 31, 2012, compared to $62.1 million at September 30, 2012, primarily due to paydowns and other resolutions partially offset by one commercial construction and land loan migrating to nonperforming status.

OREO and repossessed assets decreased by $4.6 million to $24.3 million at December 31, 2012, compared to $28.9 million at September 30, 2012, primarily due to portfolio write-downs and two asset sales.

Nonperforming assets were $83.8 million at December 31, 2012, down from $91.0 million at September 30, 2012. Nonperforming assets to total assets were 1.44% at December 31, 2012, compared to 1.77% at September 30, 2012.

Allowance and Provision for Loan Losses

The allowance for loan losses was $82.2 million at December 31, 2012, up from $79.7 million at September 30, 2012, primarily due to recoveries exceeding charge-offs by $1.3 million and the $1.2 million provision for loan losses. The allowance for loan losses as a percent of nonperforming loans was 138.1% at December 31, 2012, compared to 128.3% at September 30, 2012. The provision for loan losses was $1.2 million for the fourth quarter of 2012, compared to $900,000 for the third quarter of 2012.

Balance Sheet - Full Year 2012

Assets

Total assets at December 31, 2012, were $5.80 billion, up from $4.69 billion at December 31, 2011.

Cash and cash equivalents increased to $166.4 million at December 31, 2012, from $121.2 million at December 31, 2011, primarily to cover increased transactional needs for cash as a result of an increase in noninterest-bearing deposits.

Loans held for sale were $938.4 million at December 31, 2012, up from $186.0 million at December 31, 2011. The increase in loans held for sale is a result of continued growth in mortgage originations in 2012 and the timing of loan sales.

Net loans, excluding loans held for sale, at December 31, 2012, were $3.09 billion, up from $2.82 billion at December 31, 2011. Commercial loans were $2.76 billion at December 31, 2012, up from $2.63 billion at December 31, 2011, primarily due to increased commercial and industrial loans and new loans and leases closed by Cole Taylor Equipment Finance. Consumer-oriented loans were $416.6 million at December 31, 2012, up from $300.3 million at December 31, 2011, primarily the result of certain mortgages originated by Cole Taylor Mortgage being held in the loan portfolio.

Investment in Federal Home Loan Bank and Federal Reserve Bank stock was $75.0 million at December 31, 2012, up from $56.8 million at December 31, 2011. The increase in these investments is related to balance sheet growth and an increase in Federal Home Loan Bank advances.

Mortgage servicing rights increased to $78.9 million as of December 31, 2012, compared to $8.7 million at December 31, 2011. The increase in the servicing portfolio is part of our diversification strategy to build a full service mortgage business and includes both self originated and acquired servicing.

Liabilities and Stockholders' Equity

Total liabilities at December 31, 2012, of $5.24 billion increased from the December 31, 2011, total of $4.28 billion.

Total deposits were $3.53 billion at December 31, 2012, compared to $3.12 billion at December 31, 2011. The largest changes in deposits during 2012 were in core funding categories, including increases in noninterest-bearing deposits of $377.2 million, NOW accounts of $248.3 million and money market accounts of $87.3 million. Partially offsetting these increases were declines during 2012 in time deposits of $337.0 million, due to planned runoff of higher-priced deposits.

Accrued interest, taxes and other liabilities increased from $61.2 million at December 31, 2011, to $131.5 million at December 31, 2012, primarily due to accrued operating expenses, including incentive costs, and a $27.7 million increase in accrued liabilities primarily for the purchase of securities that had not settled at year end.

Short-term borrowings, comprised primarily of Federal Home Loan Bank advances and purchased fed funds, increased from $768.1 million at December 31, 2011, to $1.46 billion at December 31, 2012, and provided funding for the growth in loans held for sale.

Long-term borrowings were zero at December 31, 2012, down from $147.5 million at December 31, 2011. The decrease is due to maturities and early extinguishments as the Bank's need for longer-term borrowings from a duration perspective decreased.

Subordinated notes decreased from $89.6 million at December 31, 2011, to $33.4 million at December 31, 2012, due to the prepayment of the Bank's $60.0 million of 10% subordinated notes during the third quarter of 2012, which reduced interest costs.

Total stockholders' equity increased to $559.6 million at December 31, 2012, from $409.5 million at December 31, 2011. The increase was primarily due to the issuance and sale of $100 million of preferred stock in the fourth quarter of 2012 and net income of $61.9 million for the year.

Balance Sheet - Fourth Quarter 2012

Assets

Total assets at December 31, 2012, increased to $5.80 billion, compared to $5.14 billion at September 30, 2012.

Investment securities were $1.27 billion at December 31, 2012, an increase of $55.6 million compared to September 30, 2012, primarily due to an increase in available for sale municipal bonds as we have increased our holdings of certain tax-exempt securities that offer attractive risk-adjusted yields.

Loans held for sale were $938.4 million at December 31, 2012, compared to $422.6 million at September 30, 2012. The increase in loans held for sale is a result of continued growth in mortgage originations in the fourth quarter of 2012 and the timing of loan sales.

Net loans at December 31, 2012, excluding loans held for sale, were $3.09 billion, compared to $3.01 billion at September 30, 2012. Commercial loans were $2.76 billion at December 31, 2012, compared to $2.67 billion at September 30, 2012. The increase of $85.9 million was primarily due to new loans and leases closed by Cole Taylor Equipment Finance as well as additional commercial and industrial loans.

Investment in Federal Home Loan Bank and Federal Reserve Bank stock was $75.0 million at December 31, 2012 up from $52.8 million at September 30, 2012. The increase in these investments is related to balance sheet growth and an increase in Federal Home Loan Bank advances.

Mortgage servicing rights increased $25.7 million in the fourth quarter to $78.9 million as of December 31, 2012, primarily due to an increase in the principal balance of loans serviced to $8.53 billion as of December 31, 2012, from $6.24 billion as of September 30, 2012.

Other assets decreased $37.2 million in the fourth quarter to $149.6 million as of December 31, 2012, primarily due to a decrease in the fair value of mortgage derivatives for the mortgage pipeline.

Liabilities and Stockholders' Equity

Total liabilities at December 31, 2012, increased to $5.24 billion, compared to $4.69 billion at September 30, 2012.

Total deposits decreased to $3.53 billion at December 31, 2012, compared to $3.56 billion at September 30, 2012. The decrease was primarily due to runoff of time deposit balances of $136.1 million. In addition, noninterest-bearing deposits decreased $94.9 million primarily due to a seasonal impact on certain balances. Partially offsetting these decreases was a $155.4 million increase in NOW accounts from new customers and increased balances from existing customers.

Short-term borrowings increased $592.6 million in the fourth quarter to $1.46 billion as of December 31, 2012, primarily due to an increase in short term Federal Home Loan Bank advances and purchased fed funds, which were used to fund loan growth.

Total stockholders' equity increased from $447.6 million at September 30, 2012, to $559.6 million at December 31, 2012, primarily due to the issuance and sale of $100 million of preferred stock in the fourth quarter and net income of $21.5 million generated during the period.

Capital

At December 31, 2012, the Company's Tier I Risk Based Capital ratio was 14.21%, while its Total Risk Based Capital ratio was 16.27% and its Tier I Capital to Average Assets leverage ratio was 11.14%.

Each of these ratios exceeded the regulatory requirements for well-capitalized banks of 6.00% for the Tier I Risk Based Capital ratio, 10.00% for the Total Risk Based Capital ratio and 5.00% for the Tier I Capital to Average Assets leverage ratio.

Conference Call and Slide Presentation

A conference call hosted by Taylor Capital Group President & CEO Mark A. Hoppe will be held on Thursday, January 24, 2013, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Investors, news media and others may access the call by telephone at 877-883-0383 (toll-free) or 412-902-6506 and entering the code 2767436. Participants are encouraged to dial into the call approximately 10 minutes prior to the start time.

This call is being webcast and can be accessed via a live Internet audio broadcast at Taylor Capital Group's website at www.taylorcapitalgroup.com.

Presentation slides to be addressed by management during the call will be available for download on the Company's Investor Relations web page at www.taylorcapitalgroup.com.

A replay of the conference call will be made available after approximately 1:00 p.m. Central Time (2:00 p.m. Eastern Time) on January 24, 2013, through February 15, 2013, and the instructions for accessing the replay will be available on the Company's website during that period.

Accompanying Financial Statements and Tables

This press release is accompanied by the following unaudited financial information:

•	Condensed Consolidated Balance Sheets

•	Consolidated Statements of Income

•	Summary of Key Quarterly Financial Data

•	Summary of Key Year-to-Date Financial Data

•	Summary of Key Period-End Financial Data

•	Composition of Loan Portfolio

•	Credit Quality

•	Loan Portfolio Aging

•	Funding Liabilities

•	Reconciliation of U.S. GAAP Financial Measures

About Taylor Capital Group, Inc. (NASDAQ: TAYC)
Taylor Capital Group, Inc. is the holding company of Cole Taylor Bank, a commercial bank headquartered in Chicago with assets of $5.8 billion as of December 31, 2012. The Bank specializes in serving the banking needs of closely held businesses and the people who manage them. With its national businesses, Cole Taylor Business Capital, Cole Taylor Equipment Finance and Cole Taylor Mortgage, the Bank also provides asset based lending, commercial equipment leasing and residential mortgage lending through a growing network of offices throughout the United States. Cole Taylor is a member of the FDIC and is an Equal Housing Lender.

Endnotes:
(1) Revenue is defined as net interest income plus noninterest income adjusted by investment securities gains and losses, derivative termination fees and impairment of investment securities. Schedules reconciling earnings in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to non-GAAP measurement of pre-tax, pre-provision operating earnings and revenue are provided in the attached tables.
(2) Commercial criticized and classified loans (special mention, substandard, and nonaccrual loans) in commercial and industrial, commercial real estate, residential construction and land, and commercial construction and land, excludes consumer loans.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might”, “contemplate”, “plan”, “prudent”, “potential”, “should”, “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2013 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.

These risks, uncertainties and other factors include, without limitation:

•	Our business may be adversely affected by the highly regulated environment in which we operate.

•	Competition from financial institutions and other financial services providers may adversely affect our growth and profitability.

•	Our business is subject to the conditions of the local economy in which we operate and continued weakness in the local economy and the real estate markets may adversely affect us.

•	Our business is subject to domestic and, to a lesser extent, international economic conditions and other factors, many of which are beyond our control and could adversely affect our business.

•	The preparation of our consolidated financial statements requires us to make estimates and judgments, which are subject to an inherent degree of uncertainty and which may differ from actual results.

•	Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

•	Our mortgage loan repurchase reserve for losses could be insufficient.

•	We are subject to interest rate risk, including interest rate fluctuations that could reduce our profitability.

•
Increasing our mortgage servicing rights (“MSR”) portfolio may increase the volatility of our earnings, and certain hedging strategies that we use to manage investment in MSRs may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates and market liquidity.

•	If we are required to reduce the carrying value of the asset relating to our MSRs, our financial condition and results of operations would be negatively affected.

•
Increasing dependence on our mortgage business may increase volatility in our consolidated revenues and earnings, and our residential mortgage lending profitability could be significantly reduced if we are not able to originate and resell a high volume of mortgage loans.

•	We have counterparty risk and therefore we may be adversely affected by the soundness of other financial institutions.

•
We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. Our controls and procedures may fail or be circumvented.

•	We are dependent upon outside third parties for processing and handling of our records and data.

•
System failure or breaches of our network security, including with respect to our internet banking activities, could subject us to increased operating costs as well as litigation and other liabilities.

•	We are subject to lending concentration risks.

•	We may not be able to access sufficient and cost-effective sources of liquidity.

•	We are subject to liquidity risk, including unanticipated deposit volatility.

•	The recent repeal of federal prohibitions on payment of interest on business demand deposits could increase our interest expense and have a material adverse effect on us.

•	Changes in our credit ratings could increase our financing costs or make it more difficult for us to obtain funding or capital on commercially acceptable terms.

•	As a bank holding company, we are dependent on the ability of our banking subsidiary to make dividends and distributions to us, and our other sources of funds are limited.

•	Our business strategy is dependent on our continued ability to attract, develop and retain highly qualified and experienced personnel in senior management and customer relationship positions.

•	Our reputation could be damaged by negative publicity.

•	New lines of business or new products and services may subject us to certain additional risks.

•	We may experience difficulties in managing our future growth.

•	We are subject to changes in federal and state tax laws and changes in interpretation of existing laws.

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Regulatory requirements including rules jointly proposed (and recently indefinitely delayed) by the U.S. federal bank regulatory agencies to implement Basel III, growth plans or operating results may require us to raise additional capital, which may not be available on favorable terms or at all.

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We have not paid a dividend on our common stock since the second quarter of 2008. In addition, regulatory restrictions and liquidity constraints at the holding company level could impair our ability to make distributions on our securities.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the section captioned "Risk Factors” in our December 31, 2011 Annual Report on Form 10-K filed with the SEC on March 9, 2012 as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we have made with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) Dec. 31, 2012	(Unaudited) Sept. 30, 2012	Dec. 31, 2011
ASSETS
Cash and cash equivalents	$166,385	$159,007	$121,164
Investment securities	1,267,757	1,212,139	1,279,676
Loans held for sale	938,379	422,621	185,984
Loans, net of allowance for loan losses of $82,191 at December 31, 2012, $79,667 at September 30, 2012 and $103,744 at December 31, 2011	3,086,112	3,006,026	2,824,555
Premises, leasehold improvements and equipment, net	16,062	15,516	14,882
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	74,950	52,813	56,781
Mortgage servicing rights	78,917	53,218	8,742
Other real estate and repossessed assets, net	24,259	28,859	35,622
Other assets	149,589	186,776	158,404
Total assets	$5,802,410	$5,136,975	$4,685,810

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,179,724	$1,274,610	$802,480
Interest-bearing	2,348,618	2,284,072	2,320,731
Total deposits	3,528,342	3,558,682	3,123,211
Accrued interest, taxes and other liabilities	131,473	120,404	61,183
Short-term borrowings	1,463,019	870,434	768,133
Long-term borrowings	—	20,000	147,500
Junior subordinated debentures	86,607	86,607	86,607
Subordinated notes, net	33,366	33,274	89,648
Total liabilities	5,242,807	4,689,401	4,276,282

Stockholders' equity:
Preferred stock, Series A	100,000	—	—
Preferred stock, Series B	103,813	103,359	102,042
Preferred stock, Series D	—	—	4
Preferred stock, Series G	—	—	9
Nonvoting preferred stock	13	13	—
Common stock	302	301	297
Surplus	412,391	414,899	423,674
Accumulated deficit	(63,537)	(83,230)	(118,426)
Accumulated other comprehensive income, net	36,206	41,817	31,513
Treasury stock	(29,585)	(29,585)	(29,585)
Total stockholders' equity	559,603	447,574	409,528
Total liabilities and stockholders' equity	$5,802,410	$5,136,975	$4,685,810

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011	Dec 31, 2012	Dec 31, 2011
Interest income:
Interest and fees on loans	$38,696	$36,561	$35,395	$145,962	$140,307
Interest and dividends on investment securities:
Taxable	7,974	8,897	10,268	37,078	44,864
Tax-exempt	1,013	733	677	3,100	2,874
Interest on cash equivalents	1	1	5	8	15
Total interest income	47,684	46,192	46,345	186,148	188,060

Interest expense:
Deposits	4,352	4,399	5,990	19,100	29,147
Short-term borrowings	492	564	556	2,248	2,852
Long-term borrowings	11	32	563	612	5,851
Junior subordinated debentures	1,457	1,466	1,458	5,859	5,792
Subordinated notes	862	2,535	2,512	8,443	10,004
Total interest expense	7,174	8,996	11,079	36,262	53,646

Net interest income	40,510	37,196	35,266	149,886	134,414
Provision for loan losses	1,200	900	10,955	9,550	49,258
Net interest income after provision for loan losses	39,310	36,296	24,311	140,336	85,156

Noninterest income:
Service charges	3,461	3,423	2,998	13,530	11,481
Mortgage banking revenue	44,285	40,676	9,053	125,505	20,384
Gain on sales of investment securities	1,488	—	6	5,464	4,944
Other derivative income	1,156	1,790	3,344	4,322	7,026
Other noninterest income	1,572	1,361	1,137	6,226	5,407
Total noninterest income	51,962	47,250	16,538	155,047	49,242

Noninterest expense:
Salaries and employee benefits	35,991	37,024	19,402	124,930	64,736
Occupancy of premises, furniture and equipment	3,426	3,246	2,565	12,384	10,765
Nonperforming asset expense	2,816	613	1,622	4,951	5,264
Early extinguishment of debt	63	3,670	—	7,721	3,444
FDIC assessment	1,830	1,766	1,632	6,795	6,705
Legal fees, net	780	1,020	920	3,413	3,821
Loan expense, net	2,410	1,862	970	6,815	3,005
Outside services	1,545	1,082	490	3,914	2,058
Other noninterest expense	6,423	5,616	4,245	20,814	16,595
Total noninterest expense	55,284	55,899	31,846	191,737	116,393

Income before income taxes	35,988	27,647	9,003	103,646	18,005
Income tax expense (benefit)	14,530	10,898	(73,317)	41,745	(73,110)
Net income	21,458	16,749	82,320	61,901	91,115
Preferred dividends and discounts	(1,765)	(1,757)	(1,734)	(7,012)	(9,145)
Implied non-cash preferred dividend	—	—	(10,501)	—	(10,501)
Net income applicable to common stockholders	$19,693	$14,992	$70,085	$54,889	$71,469

Basic income per common share	$0.66	$0.50	$3.20	$1.84	$3.45
Diluted income per common share	0.65	0.49	3.20	1.79	3.45
Weighted-average common shares outstanding	28,515,040	28,430,871	20,684,652	28,294,884	19,474,273
Weighted-average diluted common shares outstanding	28,895,719	28,931,235	20,709,071	29,016,717	19,499,275

SUMMARY OF KEY QUARTERLY FINANCIAL DATA
(dollars in thousands)
Unaudited

	2012				2011
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Condensed Income Data:
Net interest income	$40,510	$37,196	$36,378	$35,802	$35,266
Provision for loan losses	1,200	900	100	7,350	10,955
Total noninterest income	51,962	47,250	31,889	23,946	16,538
Total noninterest expense	55,284	55,899	43,986	36,568	31,846
Income before income taxes	35,988	27,647	24,181	15,830	9,003
Income tax expense (benefit)	14,530	10,898	9,956	6,361	(73,317)
Net income	21,458	16,749	14,225	9,469	82,320
Preferred dividends and discounts	(1,765)	(1,757)	(1,748)	(1,742)	(1,734)
Implied non-cash preferred dividend	—	—	—	—	(10,501)
Net income applicable to common stockholders	$19,693	$14,992	$12,477	$7,727	$70,085

Non-GAAP Measures of Performance (1)
Revenue	$90,984	$84,446	$65,247	$58,917	$51,988
Pre-tax, pre-provision operating earnings	38,579	32,830	25,076	24,044	21,764

Per Share Data:
Basic earnings per common share	$0.66	$0.50	$0.42	$0.26	$3.20
Diluted earnings per common share	0.65	0.49	0.41	0.26	3.20
Tangible book value per common share	12.36	11.97	11.66	11.06	10.84
Weighted average common shares-basic	28,515,040	28,430,871	28,158,304	28,071,406	20,684,652
Weighted average common shares-diluted	28,895,719	28,931,235	29,093,447	28,622,798	20,709,071
Common shares outstanding-end of period	28,792,042	28,756,717	28,602,394	28,428,015	28,360,076

Performance Ratios (annualized):
Return on average assets	1.59%	1.33%	1.17%	0.81%	7.26%
Return on average equity	17.14%	15.19%	13.64%	9.32%	112.63%
Return on average common equity	22.40%	17.62%	15.86%	10.15%	182.46%
Efficiency ratio (2)	60.76%	66.19%	67.41%	62.07%	61.26%

Average Balance Sheet Data (3):
Total assets	$5,389,566	$5,026,706	$4,867,810	$4,660,021	$4,533,916
Investments	1,213,422	1,230,953	1,292,129	1,281,445	1,299,059
Cash equivalents	985	304	709	960	1,651
Loans held for sale	689,787	443,287	329,878	192,037	150,771
Loans	3,090,248	2,997,562	2,947,233	2,937,185	2,915,858
Total interest-earning assets	4,994,442	4,672,106	4,569,949	4,411,627	4,367,339
Interest-bearing deposits	2,282,290	2,193,790	2,260,395	2,286,294	2,365,451
Borrowings	1,241,905	1,224,884	1,214,391	1,151,240	1,080,583
Total interest-bearing liabilities	3,524,195	3,418,674	3,474,786	3,437,534	3,446,034
Noninterest-bearing deposits	1,257,811	1,081,568	892,945	753,995	738,371
Total stockholders' equity	500,727	441,133	417,261	406,559	292,356

Tax Equivalent Net Interest Margin:
Net interest income as stated	$40,510	$37,196	$36,378	$35,802	$35,266
Add: Tax equivalent adjust. - investment (4)	545	395	372	357	365
Tax equivalent adjust - loans (4)	30	30	32	32	32
Tax equivalent net interest income	$41,085	$37,621	$36,782	$36,191	$35,663
Net interest margin without tax adjust.	3.23%	3.17%	3.20%	3.26%	3.21%
Net interest margin - tax equivalent (4)	3.28%	3.21%	3.23%	3.29%	3.25%
Yield on earning assets without tax adjust.	3.81%	3.94%	4.04%	4.21%	4.22%
Yield on earning assets - tax equivalent (4)	3.85%	3.98%	4.08%	4.25%	4.26%
Yield on interest-bearing liabilities	0.81%	1.05%	1.11%	1.22%	1.28%
Net interest spread without tax adjust.	3.00%	2.89%	2.93%	2.99%	2.94%
Net interest spread - tax equivalent (4)	3.04%	2.93%	2.97%	3.02%	2.98%
Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.

(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.

(3)	Average balances are daily averages.

(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%

SUMARY OF KEY YEAR-TO-DATE FINANCIAL DATA
(dollars in thousands)
Unaudited

	Year to Date December 31,
	2012	2011
Condensed Income Data:
Net interest income	$149,886	$134,414
Provision for loan losses	9,550	49,258
Total noninterest income	155,047	49,242
Total noninterest expense	191,737	116,393
Income before income taxes	103,646	18,005
Income tax expense (benefit)	41,745	(73,110)
Net income	61,901	91,115
Preferred dividends and discounts	(7,012)	(9,145)
Implied non-cash preferred dividend	—	(10,501)
Net income applicable to common stockholders	$54,889	$71,469

Non-GAAP Measures of Performance (1)
Revenue	$299,594	$180,179
Pre-tax, pre-provision operating earnings	120,529	72,494

Per Share Data:
Basic earnings per common share	$1.84	$3.45
Diluted earnings per common share	1.79	3.45
Tangible book value per common share	12.36	10.84
Weighted average common shares-basic	28,294,884	19,474,273
Weighted average common shares-diluted	29,016,717	19,499,275
Common shares outstanding-end of period	28,792,042	28,360,076

Performance Ratios:
Return on average assets	1.24%	2.06%
Return on average equity	14.02%	36.73%
Return on average common equity	16.76%	65.19%
Efficiency ratio (2)	64.00%	64.60%

Average Balance Sheet Data (3):
Total assets	$4,987,240	$4,417,002
Investments	1,254,310	1,347,734
Cash equivalents	739	1,570
Loans held for sale	414,582	106,939
Loans	2,993,335	2,845,013
Total interest-earning assets	4,662,966	4,301,256
Interest-bearing deposits	2,255,596	2,373,644
Borrowings	1,208,243	1,089,973
Total interest-bearing liabilities	3,463,839	3,463,617
Noninterest-bearing deposits	997,526	650,679
Total stockholders' equity	441,581	248,077

Tax Equivalent Net Interest Margin:
Net interest income as stated	$149,886	$134,414
Add: Tax equivalent adjust. - investment (4)	1,669	1,547
Tax equivalent adjust - loans (4)	123	137
Tax equivalent net interest income	$151,678	$136,098
Net interest margin without tax adjust.	3.21%	3.12%
Net interest margin - tax equivalent (4)	3.25%	3.16%
Yield on earning assets without tax adjust.	3.99%	4.37%
Yield on earning assets - tax equivalent (4)	4.03%	4.41%
Yield on interest-bearing liabilities	1.05%	1.30%
Net interest spread - without tax adjust.	2.94%	2.82%
Net interest spread - tax equivalent (4)	2.98%	2.86%
Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.

(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.

(3)	Average balances are daily averages.

(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%

SUMMARY OF KEY PERIOD-END FINANCIAL DATA
(dollars in thousands)
Unaudited

	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011
Condensed Balance Sheet Data:
Investment securities	$1,267,757	$1,212,139	$1,240,405	$1,299,572	$1,279,676
Loans held for sale	938,379	422,621	255,693	210,040	185,984
Loans	3,168,303	3,085,693	2,981,827	2,903,797	2,928,299
Allowance for loan losses	82,191	79,667	86,992	93,509	103,744
Total assets	5,802,410	5,136,975	4,797,101	4,695,069	4,685,810
Total deposits	3,528,342	3,558,682	3,184,610	2,989,639	3,123,211
Total borrowings	1,582,992	1,010,315	1,097,836	1,186,115	1,091,888
Total stockholders' equity	559,603	447,574	436,408	416,766	409,528

Asset Quality Ratios:
Nonperforming loans	$59,537	$62,096	$74,104	$93,498	$103,061
Nonperforming assets	83,796	90,955	106,731	130,439	138,683
Allowance for loan losses to total loans (excluding loans held for sale)	2.59%	2.58%	2.92%	3.22%	3.54%
Allowance for loan losses to nonperforming loans	138.05%	128.30%	117.39%	100.01%	100.66%
Nonperforming assets to total loans plus repossessed property (1)	2.62%	2.92%	3.54%	4.44%	4.68%

Capital Resources (Taylor Capital Group, Inc.):
Total Capital (to Risk Weighted Assets)	16.27%	14.41%	16.03%	15.46%	14.72%
Tier I Capital (to Risk Weighted Assets)	14.21%	12.29%	12.59%	11.95%	11.22%
Leverage (to average assets)	11.14%	9.43%	9.41%	9.08%	8.84%
Total Capital	$685,998	$553,977	$579,618	$541,423	$517,706
Tier I Capital	599,504	472,221	455,144	418,460	394,630

(1) During the fourth quarter 2012, the Company revised it methodology for calculating this metric to exclude loans held for sale from total loans. Prior period ratios have been adjusted to reflect this change.

COMPOSITION OF LOAN PORTFOLIO (unaudited)
(dollars in thousands)

The following table presents the composition of the Company's loan portfolio as of the dates indicated:

	December 31, 2012		September 30, 2012		December 31, 2011
Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans
Commercial and industrial	$1,590,587	50.1%	$1,537,316	49.8%	$1,426,221	48.8%
Commercial real estate secured	965,978	30.4	979,004	31.7	1,037,976	35.4
Residential construction & land	45,903	1.5	47,184	1.5	64,824	2.2
Commercial construction & land	103,715	3.3	95,618	3.1	99,021	3.4
Lease receivables	50,803	1.6	11,979	0.4	—	—
Total commercial loans	2,756,986	86.9	2,671,101	86.5	2,628,042	89.8
Consumer-oriented loans	416,635	13.1	415,334	13.5	300,257	10.2
Gross loans	3,173,621	100.0%	3,086,435	100.0%	2,928,299	100.0%
Less: Unearned discount	(5,318)		(742)		—
Total loans	3,168,303		3,085,693		2,928,299
Less: Loan loss allowance	(82,191)		(79,667)		(103,744)
Net loans	$3,086,112		$3,006,026		$2,824,555

Loans Held for Sale	$938,379		$422,621		$185,984

The following table provides details of the Company's commercial real estate portfolio:

	December 31, 2012		September 30, 2012		December 31, 2011
Commercial real estate secured:	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
Commercial non-owner occupied:
Retail strip centers or malls	$109,266	11.3%	$116,461	11.9%	$143,052	13.8%
Office/mixed use property	113,216	11.7	115,193	11.8	113,429	10.9
Commercial properties	111,852	11.6	101,428	10.4	129,921	12.5
Specialized – other	69,827	7.2	77,996	7.9	80,971	7.8
Other commercial properties	28,870	3.0	25,771	2.6	40,270	3.9
Subtotal commercial non-owner occupied	433,031	44.8	436,849	44.6	507,643	48.9
Commercial owner-occupied	425,723	44.1	437,796	44.7	446,259	43.0
Multi-family properties	107,224	11.1	104,359	10.7	84,074	8.1
Total commercial real estate secured	$965,978	100.0%	$979,004	100.0%	$1,037,976	100.0%

CREDIT QUALITY (unaudited)
(dollars in thousands)

	At or for the Three Months Ended
	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011
Nonperforming Assets:
Loans contractually past due 90 days or more but still accruing interest	$—	$—	$—
Nonaccrual loans:
Commercial and industrial	16,705	19,712	42,909
Commercial real estate secured	14,530	23,684	35,159
Residential construction and land	4,495	4,595	7,810
Commercial construction and land	15,220	4,194	5,279
Consumer	8,587	9,911	11,904
Total nonaccrual loans	59,537	62,096	103,061
Total nonperforming loans	59,537	62,096	103,061
Other real estate owned and repossessed assets	24,259	28,859	35,622
Total nonperforming assets	$83,796	$90,955	$138,683

Other Credit Quality Information:
Commercial criticized and classified loans (1)
Special mention	$58,025	$41,621	$42,697
Substandard	22,608	20,861	48,716
Nonaccrual	50,950	52,185	91,157
Total commercial criticized and classified loans	$131,583	$114,667	$182,570
Loans contractually past due 30 through 89 days and still accruing	$6,111	$5,808	$7,409
Performing restructured loans	17,456	17,394	14,176
Recorded balance of impaired loans	70,343	71,671	108,535
Allowance for loan losses related to impaired loans	12,057	11,748	32,044

Allowance for Loan Losses Summary:
Allowance at beginning of period	$79,667	$86,992	$105,805
(Charge-offs), net of recoveries:
Commercial and commercial real estate	1,793	(5,288)	(10,898)
Real estate – construction and land	125	(2,353)	(1,498)
Consumer	(594)	(584)	(620)
Total net (charge-offs) recoveries	1,324	(8,225)	(13,016)
Provision for loan losses	1,200	900	10,955
Allowance at end of period	$82,191	$79,667	$103,744

Key Credit Ratios:
Nonperforming loans to total loans (2)	1.88%	2.01%	3.52%
Nonperforming assets to total loans plus repossessed property (2)	2.62%	2.92%	4.68%
Nonperforming assets to total assets	1.44%	1.77%	2.96%
Annualized net charge-offs to average total loans (2)	(0.17)%	1.10%	1.79%
Allowance to total loans at end of period (excluding loans held for sale)	2.59%	2.58%	3.54%
Allowance to nonperforming loans	138.05%	128.30%	100.66%
30 – 89 days past due to total loans (2)	0.19%	0.19%	0.25%

(1)	Commercial criticized and classified loans excludes consumer loans.

(2)
During the fourth quarter 2012, the Company revised its methodology for calculating these metrics to exclude loans held for sale from total loans. Prior period ratios have been adjusted to reflect this change.

LOAN PORTFOLIO AGING (unaudited)
(dollars in thousands)

	As of December 31, 2012
	30-89 Days Past Due	>90 Days Past Due and Still Accruing	Nonaccrual	Current	Total Loans	% of Total Loans	Allowance for Loan Loss Allocation
Commercial and industrial	$—	$—	$16,705	$1,573,882	$1,590,587	50%	$35,946

Commercial real estate secured:
Commercial non-owner occupied:
Retail strip centers or malls	—	—	5,163	104,103	109,266	3%	3,414
Office/mixed use property	—	—	1,913	111,303	113,216	4%	2,223
Commercial properties	—	—	75	111,777	111,852	4%	2,332
Specialized – other	—	—	1,673	68,154	69,827	2%	1,225
Other commercial properties	—	—	—	28,870	28,870	1%	519
Subtotal commercial non-owner occupied	—	—	8,824	424,207	433,031	14%	9,713
Commercial owner-occupied	—	—	992	424,731	425,723	13%	8,253
Multi-family properties	—	—	4,714	102,510	107,224	3%	2,576
Total commercial real estate secured	—	—	14,530	951,448	965,978	30%	20,542

Residential construction & land:
Residential construction	—	—	4,495	26,088	30,583	1%	4,185
Land	—	—	—	15,320	15,320	1%	2,457
Total residential construction and land	—	—	4,495	41,408	45,903	2%	6,642

Commercial construction and land	—	—	15,220	88,495	103,715	3%	8,928

Lease receivables	—	—	—	45,485	45,485	2%	273
Total commercial loans	—	—	50,950	2,700,718	2,751,668	87%	72,331

Consumer loans	6,111	—	8,587	401,937	416,635	13%	9,860
Total loans	$6,111	$—	$59,537	$3,102,655	$3,168,303	100%	$82,191

FUNDING LIABILITIES (unaudited)
(dollars in thousands)

The following table presents the distribution of the Company’s average deposit account balances for the periods indicated:

	For the Quarter Ended
	December 31, 2012		September 30, 2012		December 31, 2011
	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits
Noninterest-bearing deposits	$1,257,811	35.5%	$1,081,568	33.0%	$738,371	23.8%

Interest-bearing deposits:
NOW accounts	460,187	13.0	376,980	11.5	302,516	9.8
Savings deposits	39,874	1.1	39,690	1.2	38,337	1.2
Money market accounts	743,479	21.0	700,357	21.4	632,451	20.4
Brokered money market deposits	24,036	0.7	32,365	1.0	—	—
Certificates of deposit	568,549	16.1	560,962	17.1	712,900	23.0
Brokered certificates of deposit	215,189	6.1	255,219	7.8	432,071	13.9
CDARS time deposits	211,865	6.0	206,674	6.3	189,546	6.1
Public time deposits	19,111	0.5	21,543	0.7	57,630	1.8
Total interest-bearing deposits	2,282,290	64.5	2,193,790	67.0	2,365,451	76.2
Total deposits	$3,540,101	100.0%	$3,275,358	100.0%	$3,103,822	100.0%

The following table sets forth the period end balances of total deposits as of each of the dates indicated below.

	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011
Noninterest-bearing deposits	$1,179,724	$1,274,610	$802,480

Interest-bearing deposits:
NOW accounts	573,133	417,774	324,877
Savings accounts	39,915	39,426	38,370
Money market accounts	744,791	710,562	657,500
Brokered money market deposits	27,840	17,229	—
Certificates of deposit	561,998	600,682	694,712
Brokered certificates of deposit	199,604	230,802	407,068
CDARS time deposits	186,187	241,001	144,118
Public time deposits	15,150	26,596	54,086
Total interest-bearing deposits	2,348,618	2,284,072	2,320,731
Total deposits	$3,528,342	$3,558,682	$3,123,211

RECONCILIATION OF U.S. GAAP FINANCIAL MEASURES (unaudited)
(dollars in thousands)

The following, as of the dates indicated, reconciles the income before income taxes to pre-tax, pre-provision operating earnings.

	For the Three Months Ended
	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011
Income before income taxes	$35,988	$27,647	$24,181	$15,830	$9,003
Add back (subtract):
Credit costs:
Provision for loan losses	1,200	900	100	7,350	10,955
Nonperforming asset expense	2,816	613	828	694	1,622
Credit costs subtotal	4,016	1,513	928	8,044	12,577
Other:
Gain on sales of investment securities	(1,488)	—	(3,020)	(956)	(6)
Early extinguishment of debt	63	3,670	2,987	1,001	—
Impairment of investment securities	—	—	—	125	190
Other subtotal	(1,425)	3,670	(33)	170	184
Pre-tax, pre-provision operating earnings	$38,579	$32,830	$25,076	$24,044	$21,764

The following, as of the dates indicated, details the components of revenue.

	For the Three Months Ended
	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011
Net interest income	$40,510	$37,196	$36,378	$35,802	$35,266
Noninterest income	51,962	47,250	31,889	23,946	16,538
Add back (subtract):
Gain on sales of investment securities	(1,488)	—	(3,020)	(956)	(6)
Impairment of investment securities	—	—	—	125	190
Revenue	$90,984	$84,446	$65,247	$58,917	$51,988

The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practice within the banking industry. Management uses certain non-GAAP financial measures to evaluate the Company’s financial performance and has provided the non-GAAP measures of pre-tax, pre-provision operating earnings and of revenue. In the pre-tax, pre-provision operating earnings non-GAAP financial measure, the provision for loan losses, nonperforming asset expense and certain non-recurring items, such as gains and losses on investment securities, derivative termination fees, early extinguishment of debt and impairment of investment securities are excluded from the determination of operating results. The non-GAAP measure of revenue is calculated as the sum of net interest income and noninterest income adjusted by investment securities gains and losses, derivative termination fees and impairment of investment securities. Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from period to period.